Exhibit 5.1
September 20, 2007
Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, PA 19312-1288

Ladies and Gentlemen:
          We have acted as counsel to Dollar Financial Corp., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (the “Registration Statement”) of (i) $200,000,000 aggregate principal amount of 2.875% Senior Convertible Notes due 2027 of the Company (“Notes”), and (ii) the shares of common stock of the Company, par value $0.001 per share, issuable upon conversion of the Notes (the “Shares” and, together with the Notes, the “Securities”).
          In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, as amended to date, (iii) the Indenture dated June 27, 2007 between Dollar Financial Corp. and U.S. Bank National Association, as trustee (the “Trustee”), (iv) the global note representing the Notes, (v) resolutions of the Company’s Board of Directors related to the issuance and registration of Securities, and (vi) such other documents and corporate records relating to the Company as we have deemed appropriate (collectively, the “Documents”).
          In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:
1.	Each individual executing or delivering any of the Documents, whether on behalf of such individual or another person, is legally competent to do so;

2.	Each individual executing or delivering any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

3.	Each of the parties (other than the Company) executing or delivering any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms;

4.	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all of the Documents are genuine. All public

Dollar Financial Corp.
September 20, 2007

records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents and in the factual representations to us by officers of the Company are true and complete. There are no oral or written modifications or amendments to the Documents, by action or conduct of the parties or otherwise;

5.	Upon the issuance of any Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of common stock of the Company that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation as it may be amended from time to time; and

6.	The Shares will not be issued or transferred, and the Notes will not be transferred, in violation of any restriction contained in the Indenture or the Amended and Restated Certificate of Incorporation and Bylaws of the Company, as each may be amended from time to time.
          To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with all applicable laws and regulations; and that the Trustee has the requisite organization and legal power and authority to perform its obligations under the Indenture.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Notes have been legally issued by the Company and constitute the binding obligation of the Company and (ii) the issuance of the Shares has been duly authorized and, when and if issued and delivered upon the conversion of the Notes in accordance with the Indenture, the Shares will be validly issued, fully paid and nonassessable.
          In addition to the qualifications, exceptions and limitations otherwise set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and

Dollar Financial Corp.
September 20, 2007

materiality (regardless of whether the applicable agreements are considered in a proceeding at law or in equity).
          The foregoing opinions are limited to the substantive laws of the State of Delaware, and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          We hereby consent to the reference to our firm under the section “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP